Exhibit 99

RPC, Inc. Reports Fourth Quarter 2019 Financial Results

•	Reported net loss of $0.11 per share, including impairment and other charges of $10.6 million
•	Adjusted net loss of $0.07 per share[1]

ATLANTA, January 29, 2020 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2019. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2019, revenues were $236.0 million, a decrease of 37.4 percent, compared with $376.8 million in the fourth quarter of 2018. Revenues decreased due to lower activity levels and pricing, a more pronounced fourth quarter seasonal decline than in the prior year, and a smaller fleet of pressure pumping equipment. Operating loss for the fourth quarter of 2019 was $27.9 million compared to operating profit of $19.7 million in the same period of the prior year. Adjusted operating loss for the fourth quarter of 2019 was $17.3 million.2 Net loss for the fourth quarter of 2019 was $23.4 million, or $0.11 loss per share, compared to net income of $13.4 million, or $0.06 diluted earnings per share, in the fourth quarter of 2018. Adjusted net loss for the fourth quarter of 2019 was $13.9 million, or $0.07 adjusted loss per share.1 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2019 was $12.6 million, compared to EBITDA of $61.7 million in the same period of the prior year.3 Adjusted EBITDA for the fourth quarter of 2019 was $23.2 million.3

For the 12 months ended December 31, 2019, revenues decreased to $1.22 billion compared to $1.72 billion in the prior year. Net loss for the 12 months ended December 31, 2019 was $87.1 million, or $0.41 loss per share, compared to net income of $175.4 million, or $0.82 diluted earnings per share in the prior year. Adjusted net loss for the 12 months ended December 31, 2019 was $26.5 million, or $0.12 adjusted loss per share.1

Cost of revenues during the fourth quarter of 2019 was $176.9 million, or 75.0 percent of revenues, compared to $274.4 million, or 72.8 percent of revenues, during the fourth quarter of 2018. Cost of revenues decreased primarily due to lower materials and supplies expenses and other expenses associated with lower activity levels. In addition, cost of revenues declined due to lower employment costs as a result of our downsizing. Cost of revenues as a percentage of revenues increased primarily due to lower activity levels and more competitive pricing for our services.

1 Adjusted net loss, adjusted net income, adjusted loss per share, and adjusted earnings per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss, net income, net loss per share, and net income per share, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

2 Adjusted operating loss is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating loss and operating profit, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and net income, the nearest GAAP financial measures, are disclosed in Appendix C to this press release.

Fourth Quarter 2019 Earnings Release

Selling, general and administrative expenses were $36.8 million in the fourth quarter of 2019 compared with $40.0 million in the fourth quarter of 2018, primarily due to lower employment costs. Depreciation and amortization decreased to $40.3 million in the fourth quarter of 2019 compared with $42.6 million in the fourth quarter of the prior year.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended December 31, 2019 decreased by $57.2 million, or 19.5 percent, compared with the third quarter of 2019 due to seasonally lower activity levels and a smaller active fleet of pressure pumping equipment. Cost of revenues during the fourth quarter of 2019 decreased by $48.3 million, or 21.5 percent, due to lower activity levels and our cost reduction actions. As a percentage of revenues, cost of revenues decreased from 76.8 percent in the third quarter of 2019 to 75.0 percent in the fourth quarter of 2019, due primarily to a favorable job mix within RPC’s pressure pumping service line. RPC’s adjusted operating loss for the fourth quarter of 2019 was $17.3 million, compared with an adjusted operating loss of $21.0 million in the third quarter of 2019. 2 Adjusted EBITDA for the fourth quarter of 2019 was $23.2 million compared to adjusted EBITDA of $22.8 million in the prior quarter. 3

Management Commentary

“The average U.S. domestic rig count during the fourth quarter of 2019 was 820, a 23.6 percent decrease compared to the same period in 2018, and a 10.9 percent decrease compared to the third quarter of 2019,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of oil during the fourth quarter was $56.74 per barrel, a 4.4 percent decrease compared to the same period in 2018, but a 0.6 percent increase compared to the third quarter of 2019. The average price of natural gas during the fourth quarter was $2.41 per Mcf, a 36.2 percent decrease compared to the same period in 2018, but a 1.3 percent increase compared to the third quarter of 2019.

“During the fourth quarter we continued to execute our downsizing plans we first disclosed in October, including closing facilities, scrapping equipment and reducing headcount. In connection with the preparation of our fourth quarter financial statements, we recorded additional impairment and other charges of $10.6 million in our Technical Services segment related primarily to severance and underutilized assets. We believe these are appropriate measures for RPC given the numerous secular changes in the oil and gas industry. As 2020 begins, we are focused on improving our results by improving utilization and well site execution, as well as effectively managing our costs.

“Our capital expenditures during the fourth quarter of 2019 were $41.4 million, and capital expenditures for the 12 months ended December 31, 2019 were $250.6 million, slightly less than previously forecasted. We finished the fourth quarter with $50.0 million in cash and continue to remain debt free,” concluded Hubbell.

Fourth Quarter 2019 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 38.7 percent for the quarter compared to the same period of the prior year due to pricing and activity within the service lines which comprise this segment. On a sequential basis, Technical Services revenues decreased by 20.3 percent during the fourth quarter of 2019 compared to the prior quarter due primarily to lower activity levels. Support Services revenues decreased by 13.2 percent during the quarter compared to the same period of the prior year. On a sequential basis, Support Services revenues decreased by 8.8 percent during the fourth quarter of 2019 compared to the prior quarter. Technical Services incurred a slightly lower operating loss during the fourth quarter of 2019 compared to the prior quarter. Support Services’ operating profit declined in the fourth quarter of 2019 compared to the prior quarter due to seasonal weakness in most of the service lines which comprise this segment.

	Three Months Ended			Twelve Months Ended December 31,
	December 31,	September 30,	December 31,
(in thousands)	2019	2019	2018	2019	2018
Revenues:
Technical Services	$218,886	$274,483	$357,027	$1,145,554	$1,647,213
Support Services	17,111	18,757	19,724	76,855	73,792
Total revenues	$235,997	$293,240	$376,751	$1,222,409	$1,721,005
Operating (loss) profit:
Technical Services	$(17,155)	$(18,174)	$19,865	$(32,993)	$216,703
Support Services	1,173	1,632	2,537	10,016	4,612
Corporate expenses	(2,067)	(2,720)	(2,637)	(12,745)	(14,629)
Impairment and other charges *	(10,623)	(71,650)	-	(82,273)	-
Gain (loss) on disposition of assets, net	797	(1,727)	(115)	3,707	3,344
Total operating (loss) profit	$(27,875)	$(92,639)	$19,650	$(114,288)	$210,030
Interest expense	(73)	(8)	(121)	(334)	(489)
Interest income	330	182	783	1,906	2,426
Other income (expense), net	160	(937)	(473)	(385)	9,313

(Loss) Income before income taxes	$(27,458)	$(93,402)	$19,839	$(113,101)	$221,280

* December 2019 represents $10,623 related to Technical Services.

    September 2019 represents $69,640 related to Technical Services and $2,010 related to Corporate Services.

Fourth Quarter 2019 Earnings Release

RPC, Inc. will hold a conference call today, January 29, 2020 at 9:00 a.m. ET to discuss the results for the fourth quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (800) 367-2403 or (334) 777-6978 for international callers, and use conference ID number 2682875. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements that RPC has taken appropriate measures given the numerous secular changes in the oil and gas industry. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Fourth Quarter 2019 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
REVENUES	$235,997	$293,240	$376,751	$1,222,409	$1,721,005
COSTS AND EXPENSES:
Cost of revenues	176,882	225,230	274,417	919,595	1,183,048
Selling, general and administrative expenses	36,842	42,571	40,016	168,127	168,151
Impairment and other charges	10,623	71,650	-	82,273	-
Depreciation and amortization	40,322	44,701	42,553	170,409	163,120
(Gain) loss on disposition of assets, net	(797)	1,727	115	(3,707)	(3,344)
Operating (loss) profit	(27,875)	(92,639)	19,650	(114,288)	210,030
Interest expense	(73)	(8)	(121)	(334)	(489)
Interest income	330	182	783	1,906	2,426
Other income (expense), net	160	(937)	(473)	(385)	9,313
(Loss) Income before income taxes	(27,458)	(93,402)	19,839	(113,101)	221,280
Income tax (benefit) provision	(4,096)	(24,221)	6,477	(25,990)	45,878
NET (LOSS) INCOME	$(23,362)	$(69,181)	$13,362	$(87,111)	$175,402

(LOSS) EARNINGS PER SHARE
Basic	$(0.11)	$(0.33)	$0.06	$(0.41)	$0.82
Diluted	$(0.11)	$(0.33)	$0.06	$(0.41)	$0.82

AVERAGE SHARES OUTSTANDING
Basic	212,029	212,025	214,706	212,221	215,198
Diluted	212,029	212,025	214,706	212,221	215,198

Fourth Quarter 2019 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)

	(In thousands)
	2019	2018
ASSETS
Cash and cash equivalents	$50,023	$116,262
Accounts receivable, net	242,574	323,533
Inventories	100,947	130,083
Income taxes receivable	24,145	35,832
Prepaid expenses	10,459	9,766
Assets held for sale	5,385	-
Other current assets	3,325	3,462
Total current assets	436,858	618,938
Property, plant and equipment, net	516,727	517,982
Operating lease right-of-use assets	33,850	-
Goodwill	32,150	32,150
Other assets	33,633	30,510
Total assets	$1,053,218	$1,199,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$53,147	$103,401
Accrued payroll and related expenses	19,641	25,715
Accrued insurance expenses	7,540	6,183
Accrued state, local and other taxes	2,427	3,081
Income taxes payable	1,534	4,706
Current portion of operating lease liabilities	10,625	-
Other accrued expenses	6,488	151
Total current liabilities	101,402	143,237
Long-term accrued insurance expenses	14,040	12,072
Long-term pension liabilities	39,254	29,638
Long-term operating lease liabilities	28,378	-
Other long-term liabilities	2,492	3,839
Deferred income taxes	37,319	60,375
Total liabilities	222,885	249,161
Common stock	21,443	21,454
Capital in excess of par value	-	-
Retained earnings	832,113	947,711
Accumulated other comprehensive loss	(23,223)	(18,746)
Total stockholders’ equity	830,333	950,419
Total liabilities and stockholders’ equity	$1,053,218	$1,199,580

Fourth Quarter 2019 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss, adjusted net income, adjusted loss per share, and adjusted earnings per share in today's earnings release, and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss, adjusted net income, adjusted loss per share, and adjusted earnings per share enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income and the Reconciliation of Net (Loss) Income Per Share to Adjusted Net (Loss) Income Per Share is shown below:

Periods ended, (Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Net (Loss) Income	$(23,362)	$(69,181)	$13,362	$(87,111)	$175,402
Add:
Discrete tax adjustments	3,468	(6,744)	-	(3,276)	-
Impairment and other charges, net of tax	5,957	57,947	-	63,904	-
Total Impact of Discrete tax adjustment and Impairment and other charges	9,425	51,203	-	60,628	-
Adjusted Net (Loss) Income	$(13,937)	$(17,978)	$13,362	$(26,483)	$175,402

Reconciliation of Net (Loss) Income Per Share to Adjusted Net (Loss) Income Per Share

Net (Loss) Income Per Share	$(0.11)	$(0.33)	$0.06	$(0.41)	$0.82
Total Impact of Discrete tax adjustment and Impairment and other charges	$0.04	$0.24	$-	$0.29	$-

Adjusted Net (Loss) Income Per Share(a)	$(0.07)	$(0.08)	$0.06	$(0.12)	$0.82

Average Shares Outstanding	212,029	212,025	214,706	212,221	215,198

(a) Adjusted Net (Loss) Income per Share for the Three Months Ended September 30, 2019 does not sum because of rounding.

Fourth Quarter 2019 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measure of adjusted operating loss and adjusted operating profit in today's earnings release, and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating loss and adjusted operating profit enables us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating (Loss) Profit to Adjusted Operating (Loss) Profit, the nearest performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Reconciliation of Operating (Loss) Profit to Adjusted Operating (Loss) Profit
Operating (loss) profit	$(27,875)	$(92,639)	$19,650	$(114,288)	$210,030
Add:
Impairment and other charges	10,623	71,650	-	82,273	-
Adjusted Operating (Loss) Profit	$(17,252)	$(20,989)	$19,650	$(32,015)	$210,030

Fourth Quarter 2019 Earnings Release

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA and adjusted EBITDA with net loss and net income, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (Loss) Income	$(23,362)	$(69,181)	$13,362	$(87,111)	$175,402
Add:
Income tax (benefit) provision	(4,096)	(24,221)	6,477	(25,990)	45,878
Interest expense	73	8	121	334	489
Depreciation and amortization	40,322	44,701	42,553	170,409	163,120
Less:
Interest income	330	182	783	1,906	2,426
EBITDA	$12,607	$(48,875)	$61,730	$55,736	$382,463
Add:
Impairment and other charges	10,623	71,650	-	82,273	-
Adjusted EBITDA	$23,230	$22,775	$61,730	$138,009	$382,463